    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 28, 1999
                                                        REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------

                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                             FIBR-PLAST CORPORATION
                 (Name of small business Issuer in its charter)

           OKLAHOMA                          3999                         75-1543658
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)         Identification No.)

                                3225 S. NORWOOD
                                   SUITE 100
                                TULSA, OK 74135
                                  918-622-0696
(Address and Telephone Number of Principal Executive Offices and Principal Place
                                  of Business)
                            ------------------------

                                THOMAS G. WATSON
                                3225 S. NORWOOD
                                   SUITE 100
                                TULSA, OK 74135
                                  918-622-0696
           (Name, Address and Telephone Number of Agent for Service)
                            ------------------------

                                   Copies to:

                           JONATHAN B. REISMAN, ESQ.
                           REISMAN & ASSOCIATES, P.A.
                            5100 TOWN CENTER CIRCLE
                                   SUITE 330
                           BOCA RATON, FLORIDA 33486

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED               PROPOSED
                                                                 MAXIMUM                MAXIMUM              AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES       AMOUNT TO BE             OFFERING              AGGREGATE           REGISTRATION
        TO BE REGISTERED                 REGISTERED         PRICE PER UNIT(1)      OFFERING PRICE(1)            FEE
--------------------------------------------------------------------------------------------------------------------------
Common Stock, $.00002 par
value........................         5,000,000 shares            $2.00               $10,000,000            $2,780.00
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purpose of calculating the registration fee.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED OCTOBER 28, 1999

PROSPECTUS

                             FIBR-PLAST CORPORATION

                        5,000,000 SHARES OF COMMON STOCK
                                $2.00 PER SHARE

  THIS IS OUR INITIAL PUBLIC OFFERING. NO PUBLIC MARKET EXISTS FOR OUR SHARES.

                                                                       TOTAL
                                                       PER    ------------------------
                                                      SHARE    MINIMUM       MAXIMUM
                                                      -----   ----------   -----------
Initial Offering Price to Public....................  $2.00   $2,000,000   $10,000,000
Commissions.........................................  $ .20   $  200,000   $ 1,000,000
Proceeds to Fibr-Plast..............................  $1.80   $1,800,000   $ 9,000,000

     We are offering the shares on a best efforts minimum/maximum basis. We are making the offering through our officers and directors who will not be compensated for offering the shares. Shares may also be offered by participating broker-dealers which are members of the National Association of Securities Dealers, Inc. We may, in our discretion, pay commissions of up to 10% of the offering price to participating broker-dealers and others who are instrumental in the sale of shares. The minimum purchase is 1,000 shares. Unless we receive
paid subscriptions for at least 1,000,000 shares by *          *, 1999, no
shares will be sold and all proceeds will be returned to subscribers, without interest. Until we either receive paid subscriptions for a minimum of 1,000,000 shares or the subscription proceeds are returned to subscribers, the proceeds will be held in an escrow account at Bank of Oklahoma, City Plaza, 5300 E. 31 Street, Tulsa, Oklahoma 74192. The amount of commissions shown in the above table is the maximum amount that we will pay.

      AN INVESTMENT IN THE SHARES INVOLVES SUBSTANTIAL RISKS AND IS SPECULATIVE. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this prospectus is                , 1999

     IN MAKING A DECISION WHETHER TO BUY OUR COMMON STOCK, YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY DIFFERENT OR OTHER INFORMATION. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE ON THE DATE OF THIS PROSPECTUS.

                               PROSPECTUS SUMMARY

     Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus and the documents we refer you to. Before deciding whether to invest in our common stock, you should read the following summary together with the more detailed information and financial statements and the notes to those statements appearing elsewhere in this prospectus. In this prospectus, references to "we," "us" and "our" refer to Fibr-Plast Corporation.

OUR PROPOSED BUSINESS

     We intend to manufacture an alternative wood product from recycled, solid waste, post consumer materials. We call the product Fibr-Plast. If we are successful, we believe that we will produce a cost effective wood substitute while, at the same time, becoming part of an economical solution to a significant environmental problem. The combined problems of waste disposal, degradation of natural resources and the lack of available low cost recycled products are important factors in the international marketplace and we expect that they will continue to be in the future.

     We expect to be able to mold Fibr-Plast into a virtually unlimited number of shapes, sizes, strengths and densities. We believe that Fibr-Plast is termite and insect resistant, is rot proof, has a high insulation rating, is relatively sound deadening and can be made in different fire retardant ratings. We intend to initially market Fibr-Plast as alternative forms of conventional building materials. In our limited experience, we have found that Fibr-Plast, unlike wood, will not split or splinter, twist or warp, has no knots, and every piece can be made virtually identical to each other.

     We believe that Fibr-Plast can be used for:

     - roofing materials for new construction and remodeling

     - replacement railroad ties

     - building materials for the construction industry

     - pallets for the shipping and storage industries

     - doweling for the pallet industry

     - dunnage boards for the lumber industry

     - sound barrier walls for the transportation industry

     - retaining walls for the construction industry

     - fencing and decking

We believe that our proposed plant to manufacture Fibr-Plast can become operational within ninety days after we have acquired the necessary machinery and equipment. We intend to manufacture Fibr-Plast either directly or through a joint venture. We have not found a joint venture participant nor do we have sufficient capital to open or operate a manufacturing facility.

CORPORATE INFORMATION

     We are an Oklahoma corporation formed on April 2, 1998. Our executive offices are located at 3225 S. Norwood, Suite 100, Tulsa, OK 74135 and our telephone number is 918-622-0696.

THE OFFERING

Common stock offered by
us.........................  5,000,000 shares

Common stock to be
outstanding after the
  offering.................  14,047,910 shares(1)

Use of proceeds............  We intend to use the net proceeds primarily for the acquisition of machinery and equipment to
                             manufacture Fibr-Plast, working capital and other general corporate purposes, including payment of compensation of executive officers. See "Use of Proceeds."(2)
---------------

(1) Assumes the sale of 5,000,000 shares. If only 1,000,000 shares are sold, there will be 10,047,910 shares outstanding upon completion of the offering.

(2) The intended use of proceeds is significantly dependent upon the number of shares sold and our ability to locate a suitable joint venture participant. See "Use of Proceeds."

                                  RISK FACTORS

     An investment in our common stock involves substantial risks. You should consider carefully the following information about these risks, together with the financial and other information contained in this prospectus, before you decide whether to buy our common stock. Additional risks and uncertainties may also impair or preclude our proposed business operations. If any of these risks actually occur, our business, financial condition and results of operations would likely suffer. In such case, you might lose all or part of your investment.

RISKS RELATED TO OUR PROPOSED BUSINESS

WE HAVE NO OPERATING HISTORY ON WHICH YOU CAN EVALUATE OUR BUSINESS AND
PROSPECTS.

     - We were incorporated in April 1998.

     - We have never manufactured or sold any product or realized any revenues.

WE HAVE INCURRED LOSSES AND ANTICIPATE THAT LOSSES WILL CONTINUE.

     - Since our inception through June 30, 1999, we incurred a net loss of $256,780.

     - We expect losses to continue for the foreseeable future as we continue to incur significant operating costs and capital expenditures.

     - We will need to generate significant revenues to achieve and maintain profitability.

     - We may not ever generate sufficient revenues to achieve profitability. Even if we do achieve profitability, we cannot assure you that we can sustain or increase profitability in the future.

WE ARE DEPENDENT UPON THE OFFERING PROCEEDS AND WILL NEED ADDITIONAL FINANCING.

     - Our ability to begin to manufacture Fibr-Plast is dependent upon, among other things, the proceeds of the offering.

     - Unless a minimum of 2,500,000 shares are sold or we find a joint venture participant which will provide the necessary capital, we will be able to only manufacture Fibr-Plast in a small plant in limited quantities for limited use. We do not expect to be profitable if all our production is manufactured in the small plant.

     - Although we have spent considerable time and effort in seeking a joint venture participant which would provide the funds for a manufacturing facility, we have not yet been and may never be successful.

     - Unless we are able to manufacture and sell significant quantities of Fibr-Plast, you can expect to lose your investment in our common stock.

     - If we are able to begin to manufacture Fibr-Plast, we will need substantial additional financing to fund our expansion plans.

     - If additional funds are raised through the issuance of equity securities, the percentage ownership of the stockholders of the Company will be reduced; stockholders may experience additional dilution; and those securities may have rights, preferences or privileges senior to those of the rights of the holders of our common stock.

     - There can be no assurance that additional financing will be available on terms favorable to the Company, if at all. If we are unable to manufacture and sell Fibr-Plast in significant quantities, you can expect to lose your investment in our common stock.

BECAUSE WE WERE NOT THE DEVELOPER OF FIBR-PLAST, WE CANNOT ASSURE YOU THAT THE DEVELOPER DOES NOT OWN OR HAS NOT VALIDLY LICENSED OR ASSIGNED THE TECHNOLOGY AND KNOW-HOW TO OTHERS.

     - Although we believe that the technology and know-how to manufacture Fibr-Plast is not proprietary, we can not assure you that we are correct. In the event that the technology and know-how are proprietary and is owned by a third party, you can expect to lose your entire investment in our common stock. See "Proposed Business -- Background."

BECAUSE WE HAVE NEVER MANUFACTURED FIBR-PLAST, WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO ECONOMICALLY MANUFACTURE FIBR-PLAST IN COMMERCIAL QUANTITIES.

     - We may encounter quality control or other unanticipated production problems, delays and costs when we begin the manufacturing process.

     - Although we believe that the raw materials needed to manufacture Fibr-Plast are readily available at reasonable prices, the prices may rise significantly or we may not be able to obtain adequate quantities of raw materials.

     - Unless we can economically manufacture Fibr-Plast, you can expect to lose your investment in our common stock.

PATENT PROTECTION MAY NOT BE AVAILABLE OR ADEQUATE TO PROTECT US.

     - Although we do not believe that Fibr-Plast itself is patentable, we have applied for a U. S patent relating to a mixer-extruder which we intend to use in manufacturing Fibr-Plast. We do not know if we will receive a patent. Even if a patent is issued, the claims allowed may not protect us.

     - Any patents which may be issued to us in the future may be challenged, invalidated or circumvented.

WE COULD, IN THE FUTURE, BE FOUND TO INFRINGE PATENTS OF OTHERS.

     - Because building products and their related manufacturing processes are covered by a large number of patents and patent applications in the United States remain confidential until a patent is issued, infringement actions may be instituted against us if we use or are suspected of using technology, processes or other subject matter that is claimed under patents of others.

     - An adverse outcome in any future patent dispute could subject us to significant liabilities to third-parties, require disputed rights to be licensed or require us to cease using the infringed technology.

     - If we infringe patents or proprietary rights of others, we may be required to modify the composition of Fibr-Plast or the method of manufacture or obtain a license. We may not be able to adequately modify the design or obtain a license on terms not unfavorable to us, if at all. See "Proposed Business -- Intellectual Property."

OUR LIMITED RESOURCES MAY RENDER US UNABLE TO PROTECT ANY PATENT WE MAY OBTAIN OR TO CHALLENGE OTHERS.

     - Because many holders of patents in the building material industry have substantially greater resources than we do and patent litigation is very expensive, we may not have the resources necessary to challenge successfully the validity of patents held by others or withstand claims of infringement or challenges to any patent we may obtain.

     - Even if we prevail, the cost of litigation could have a material adverse effect on us.

TRADE SECRETS AND OTHER MEANS OF PROTECTION WHICH WE MAY RELY ON MAY NOT ADEQUATELY PROTECT US.

     - We will rely on trade secrets, copyright law, employee and third-party nondisclosure agreements and other protective measures to protect some of our intellectual property. These measures may not provide meaningful protection to us.

     - The laws of many foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States, if at all.

WE ARE DEPENDENT ON OUR OFFICERS.

     - Because our potential success is materially dependent upon the personal efforts, abilities and business relationships of our officers, if any of them was to terminate his employment with us or becomes unable to be employed before a qualified successor, if any, could be found, we would be materially adversely affected.

     - In May 1999, Thomas Johns, our then President who had held that position since our inception, died. Although we believe that the loss of Mr. Johns will not prevent us from being successful, we cannot now determine the long range result of his loss.

     - We do not maintain "key person" insurance on any of our employees other than a $1,000,000 policy on our Vice President.

OUR ABILITY TO ATTRACT, RETAIN AND MOTIVATE HIGHLY SKILLED EMPLOYEES IS LIMITED.

     - Competition for personnel in our industry is intense. We may not be able to retain key employees or attract, assimilate or retain other highly qualified employees in the future. If we do not succeed in attracting new personnel, our business will be adversely affected.

     - Because of our limited resources, we may not be able to compensate our employees at the same level as do our competitors.

OUR PROPOSED BUSINESS IS INTENSELY COMPETITIVE.

  Risks unique to us.

     - Substantially all manufacturers of products that will compete with Fibr-Plast have substantially greater financial resources than we do.

     - Limitations due to the number of vendors and others willing to deal with an entity of our small size and the terms on which we may be able to obtain raw materials could place us at a competitive disadvantage.

     - Companies with substantially larger expertise and resources than those available to us may develop or market new products that directly compete with Fibr-Plast.

  We are subject to significant industry risks.

     - Other technologies or products that are functionally similar to Fibr-Plast may currently be under development.

     - The building products industry is intensely competitive on the basis of both price and quality.

BECAUSE THE TECHNOLOGIES UTILIZED BY THE BUILDING MATERIALS INDUSTRY ARE RAPIDLY CHANGING, COMPETITORS MAY DEVELOP TECHNOLOGIES OR PRODUCTS THAT RENDER FIBR-PLAST OBSOLETE OR LESS MARKETABLE.

     - If we are unable to continually enhance and improve our product and to develop or acquire and market new products, we may be unable to compete with others.

     - We may not be able to successfully enhance any product or develop or acquire new products primarily because of its limited resources.

WE MAY NOT BE SUCCESSFUL IN DEVELOPING AND INCREASING BRAND AWARENESS.

     - Our future success will depend, in part, on our ability to develop and increase the brand awareness of Fibr-Plast. In order to build our brand awareness, we must succeed in our marketing efforts and provide a high quality product.

     - If our marketing efforts are unsuccessful or if we cannot otherwise increase our brand awareness, our business, financial condition and results of operations will be materially adversely affected.

     - Our ability to market Fibr-Plast will be limited by the amount of our available capital.

OUR PROPOSED BUSINESS COULD BE ADVERSELY AFFECTED BY A DOWNTURN IN THE BUILDING INDUSTRY.

     - Our ability to sell meaningful amounts of Fibr-Plast is dependent, in part, upon the continued or increased levels of demand for building materials.

     - A decrease in the number of building starts could result in a material downturn in the building industry which would have a material adverse effect on our business, results of operations and financial condition.

     - The building material industry has been both cyclical and volatile.

WE EXPECT TO BE SUBJECT TO STRICT ENVIRONMENTAL REGULATION.

     - We expect the manufacture of Fibr-Plast to be subject to federal, state and local environmental laws and regulations, including laws relating to water, air, solid waste and hazardous substances.

     - Although we believe that we can comply with these requirements, we may incur significant costs, civil and criminal penalties, and liabilities, including those relating to claims for damages to property or natural resources resulting from our operations.

     - Environmental laws and regulations have changed substantially and rapidly over the last 20 years and we anticipate there will be continuing changes in the future. The trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment, such as emissions of pollutants and the generation and disposal of wastes. Increasingly strict environmental restrictions and limitations will result in increased operating costs.

     - Existing or future environmental laws and regulations, administrative proceedings or judicial actions may adversely affect our ability to manufacture Fibr-Plast.

WE MAY NOT BE ABLE TO SUCCESSFULLY MANAGE OUR ANTICIPATED GROWTH.

     - If we are successful in manufacturing and selling Fibr-Plast, our growth will place a significant strain on our technical, financial and managerial resources.

     - As part of our anticipated growth, we may have to implement new operational and financial systems and procedures and controls to expand, train and manage our employees and to maintain close coordination among our technical, accounting, customer support, finance, marketing, and sales staffs. If we are unable to effectively manage our anticipated growth, our business will be adversely affected.

BECAUSE FIBR-PLAST HAS ONLY BEEN USED IN SMALL AMOUNTS FOR A RELATIVELY SHORT PERIOD OF TIME, WE CANNOT BE SURE THAT FIBR-PLAST WILL MAINTAIN ITS INITIAL STRENGTH AND OTHER QUALITIES FOR AN EXTENDED PERIOD OF TIME.

     - If through testing or experience, Fibr-Plast is found to not withstand the elements and stresses imposed on it by nature and through use, unless we can adequately improve Fibr-Plast at a reasonable cost, our business, operations and financial condition will adversely be affected.

     - Because of our limited resources and our present inability to manufacture Fibr-Plast, neither we nor our prospective customers are able to conduct testing sufficient to determine the endurance quality of Fibr-Plast.

FIBR-PLAST CANNOT OBTAIN WIDESPREAD ACCEPTANCE AS A BUILDING MATERIAL UNLESS IT MEETS LOCAL AND REGIONAL BUILDING CODES:

     - Local and regional building codes provide strict standards for the types of building materials for which we expect Fibr-Plast to be utilized.

     - Because we have not submitted Fibr-Plast to any code enforcement agency, we cannot assure you that Fibr-Plast will be accepted for construction use.

     - If we cannot obtain widespread acceptance from code enforcement agencies for Fibr-Plast, you can expect to lose your entire investment in our common stock.

WE MAY HAVE INCURRED SIGNIFICANT CONTINGENT LIABILITIES THROUGH PRIOR SALES OF OUR COMMON STOCK.

     - From November 1998 to April 1999 we received approximately $262,000 from the sale of 1,047,910 shares of our common stock at $.25 per share. We may not have complied with applicable securities laws in the sale of those shares. As a result, we could incur civil, administrative and criminal liabilities, including being required to refund the purchase price, plus interest.

     - We intend to offer rescission to the purchasers of the shares along with interest. The rescission offer will not preclude regulatory agencies from bringing legal or administrative actions against us. Any actions brought against us could severely limit our ability to obtain financing and could otherwise have a material adverse effect on our business, results of operations and financial condition. See "Use of Proceeds" and "Proposed Rescission Offer."

RISKS RELATED TO THIS OFFERING

SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD ADVERSELY AFFECT OUR STOCK PRICE.

     - If a public market develops for our common stock, sales of significant amounts of our common stock in the public market or the perception that such sales will occur, could materially adversely affect the market price of the common stock or our ability to raise capital through future offerings of equity securities.

     - Approximately 3,000,000 shares of our common stock are presently eligible for public sale. An additional substantial number of shares will become eligible for public sale 90 days after the date of this prospectus. See "Shares Eligible for Future Sale."

THERE HAS NOT BEEN AND MAY NEVER BE A PUBLIC MARKET FOR OUR COMMON STOCK.

     - There has never been a public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of a trading market in our common stock or how liquid that market might become.

     - The public offering price for the shares was determined solely by us and may not be indicative of prices that will prevail in the trading market, if one develops. The market price of our common stock, if any, may decline below the public offering price.

IF A PUBLIC MARKET DEVELOPS FOR OUR COMMON STOCK, OUR SHARES MAY EXPERIENCE EXTREME PRICE FLUCTUATIONS.

     - The stock market has experienced significant price and volume fluctuations and the market prices for securities of building material and technology companies have been highly volatile.

     - The market prices have not necessarily been related to the operating performance of the affected companies.

IF A PUBLIC MARKET DEVELOPS FOR OUR COMMON STOCK, OUR SHARES MAY BE SUBJECT TO THE RULES RELATING TO "PENNY STOCKS."

     - If a public market develops for our common stock and the price is below $5.00 per share, trading in the common stock will be subject to the requirements of applicable rules under the Securities Exchange Act of 1934 which require additional disclosure by broker-dealers in connection with any trades involving the common stock. Those rules require the delivery, prior to any transaction in the common stock, of a disclosure schedule explaining the penny stock market and associated risks, and impose various sales practice requirements on broker-dealers who sell the common stock to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale.

     - The additional burdens imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our common stock, which could severely limit its liquidity.

INVESTORS IN THE OFFERING WILL INCUR SUBSTANTIAL IMMEDIATE DILUTION.

     - The public offering price of our common stock is substantially higher than the net tangible book value per share of the common stock will be immediately after this offering.

     - If you purchase our common stock in this offering, you will incur immediate dilution of approximately $1.37 in the net tangible book value per share of common stock from the price you paid for the common stock if 5,000,000 shares are sold or $1.84 if 1,000,000 shares are sold. See "Dilution."

THE INTERESTS OF OUR CONTROLLING STOCKHOLDERS COULD CONFLICT WITH THOSE OF OUR OTHER STOCKHOLDERS.

     - Following completion of this offering, our directors, executive officers will own or control approximately 43% of our outstanding common stock if 5,000,000 shares are sold or 60% if 1,000,000 shares are sold.

     - These stockholders may be able to influence the outcome of stockholder votes, including votes concerning the election of directors, amendments to our charter and bylaws and the approval of significant corporate transactions such as a merger or a sale of our assets. In addition, the controlling influence could have the effect of delaying, deferring or preventing a change in control of our company. See "Security Interest of Certain Beneficial Owners and Management."

WE HAVE BROAD DISCRETION IN THE APPLICATION OF PROCEEDS, WHICH MAY INCREASE THE RISK THAT THE PROCEEDS WILL NOT BE APPLIED EFFECTIVELY.

     We have not determined specific uses for a substantial portion of the net proceeds of this offering. Accordingly, investors in this offering will be relying on management's judgment with only limited information about our specific intentions regarding the use of proceeds. Our failure to apply the funds effectively could have a material adverse effect on our business, results of operations and financial condition. See "Use of Proceeds."

ANTI-TAKEOVER PROVISIONS COULD MAKE A THIRD-PARTY ACQUISITION OF US DIFFICULT.

     - Certain provisions of the Oklahoma General Corporation Act may delay, discourage or prevent a change in control.

     - The provisions may discourage bids for our common stock at a premium over the market price, if any, and may adversely affect the market price and the voting and other rights of the holders of our common stock.

                           FORWARD-LOOKING STATEMENTS

     Many statements made or incorporated by reference in this prospectus are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about:

     - our ability to manufacture and distribute Fibr-Plast

     - our capital needs

     - the costs of manufacturing plants

     - the qualities of Fibr-Plast

     - potential uses of Fibr-Plast

     - the competitiveness of the business in our industry

     - our strategies

     - other statements that are not historical facts

     When used in this prospectus, the words "anticipate," "believe," "expect," "estimate," "intend" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those expressed or implied by these forward-looking statements, including:

     - changes in general economic and business conditions

     - actions of our competitors

     - the extent to which we are able to develop new markets for Fibr-Plast

     - the time and expense involved in development activities

     - the level of demand and market acceptance of our services

     - changes in our business strategies

     - other factors discussed in the "Risk Factors" section and elsewhere in this prospectus.

                                USE OF PROCEEDS

     The net proceeds we will receive from the sale of 5,000,000 shares of common stock will be $8,800,000 or $1,600,000 if 1,000,000 shares are sold, after deducting the maximum commissions we may pay and the offering expenses payable by us. If we pay less than the maximum commissions, we intend to use the additional proceeds for working capital and other corporate purposes.

     If we sell 5,000,000 shares, we intend to spend $5,680,000 to open two leased Fibr-Plast plants. Included in that amount is $5,620,000 to purchase and install all equipment that we believe is necessary including shredders, granulators, extruders, storage silos, conveyor belts and loading hoppers and $60,000 for initial security and other deposits. Of the balance, $2,216,000 will be used for the first four months' operating capital for the plants, $300,000 will be used to fund a rescission offer and $604,000 will be used for working capital and other corporate purposes. See "Management's Plan of Operation" and "Proposed Rescission Offer."

     If we sell 2,500,000 shares, we intend to spend $2,840,000 for one leased Fibr-Plast plant. Included in that amount is $2,810,000 to purchase and install all equipment that we believe is necessary and $30,000 for initial security and other deposits. Of the balance, $1,108,000 will be used for the first four months' operating capital for the plant, $300,000 will be used to fund a rescission offer and $52,000 will be used for working capital and other corporate purposes.

     If we sell less than 2,500,000 shares but at least 1,000,000 shares, we intend to spend $857,500 to open a small leased plant. Included in that amount is $827,500 to purchase and install all equipment that we believe is necessary for a small plant and $30,000 for initial security and other deposits Of the balance, $300,000 will be used for the first four months' operating capital for the plant, $300,000 will be used to fund a rescission offer and $2,842,500 (which we may use, in part, to fund either a larger plant or a second smaller plant) to $142,500 (depending on the number of shares we sell) will be used for working capital and other corporate purposes, including our attempt to find one or more joint venture participants.

     Funds not utilized in the rescission offer will be used for working capital and other corporate purposes.

     Pending use, we may invest the net proceeds in short-term, investment grade debt instruments, certificates of deposit or direct or guaranteed obligations of the United States.

     All amounts representing the amounts of allocated proceeds under this caption are approximate.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on our capital stock in the foreseeable future. We currently intend to retain future earnings, if any, to fund the development and growth of our business. Future dividends, if any, will be determined by our Board of Directors. In addition, we may incur indebtedness in the future which may prohibit or effectively restrict the payment of dividends, although we have no current plans to do so.

                                    DILUTION

     Our net tangible book value on June 30, 1999 was approximately $(14,000), or approximately $.00 per share of common stock. Net tangible book value per share represents the book value of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the sale of common stock offered by this prospectus and after deducting the maximum commissions we may pay and the estimated offering expenses payable by us, our net tangible book value on June 30, 1999 would have been approximately $8,786,000, or $.63 per share of common stock if 5,000,000 shares were sold or $1,586,000 or $.16 per share of common stock if 1,000,000 shares were sold. If 5,000,000 shares were sold on that date, there would be an immediate increase in net tangible book value of $.63 per share to existing stockholders and an immediate dilution in net tangible book value of $1.37 per share to new investors purchasing shares of common stock in this offering. If 1,000,000 shares were sold, there would be an immediate increase in net tangible book value of $.16 per share to existing stockholders and an immediate dilution in net tangible book value of $1.84 per share to the new investors.

     From April 1998 to July 1998, our officers and directors, including our former President, purchased a total of 8,000,000 shares of common stock from us for a nominal consideration. See "Certain Transactions."

                         MANAGEMENT'S PLAN OF OPERATION

     The following should be read in conjunction with our financial statements and the related notes that appear elsewhere in this prospectus. The discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in "Risk Factors."

     Our plan of operation during the 12 months after our receipt of the net proceeds of this offering is dependent upon the number of shares sold in the offering. If 5,000,000 shares are sold, we intend to open and operate two Fibr-Plast plants. We intend to lease the buildings in which the plants will be located. If at least 2,500,000 shares but less than 5,000,000 shares are sold, we intend to open and operate one Fibr-Plast plant.

     If less than 5,000,000 shares but at least 1,000,000 shares are sold we intend to open and operate a small Fibr-Plast manufacturing plant. That plant will only be capable of manufacturing Fibr-Plast in flat sheets which can be utilized for the manufacture of roofing materials. The plant will be used to attract additional investors or a joint venture participant and to produce a limited quantity of Fibr-Plast in an effort to gain brand recognition and market acceptance of Fibr-Plast. We do not expect to be profitable if all our production is manufactured in the small plant. See "Use of Proceeds."

     We currently anticipate that our available cash resources combined with the net proceeds from this offering will be sufficient to meet our anticipated capital requirements for at least the twelve months following our receipt of the net proceeds of this offering if at least 1,000,000 shares are sold.

     We do not expect to incur any significant costs to address the impact of the so-called Year 2000 problem. The Year 2000 problem concerns the inability of information systems, primarily computer software programs, to properly recognize and process date-sensitive information as the year 2000 approaches. We believe that our present systems are year 2000 compliant.

     Because our plan of operation is flexible, we expect that the net proceeds of this offering will satisfy our cash requirements for the 12 months after our receipt of the proceeds.

                               PROPOSED BUSINESS

BACKGROUND

     Fibr-Plast was developed by a Canadian company which, realizing the need for affordable housing worldwide, created a product that could be made from existing waste materials and be used as a wood alternative in low cost building products. Our Vice President, Wayne H. Ford, was the installation and operations manager of the Canadian company's plant. In 1994, the Canadian company entered into an agreement with the government of Indonesia to produce enough Fibr-Plast to build approximately 50 homes. The materials were shipped to Indonesia without charge in anticipation of a much larger order for Fibr-Plast. No further orders for Fibr-Plast were placed. We believe that the absence of further orders was primarily due to a change of government in Indonesia.

     The Indonesian government built approximately 35 small homes using Fibr-Plast as a wood alternative for exterior siding. We do not know whether these homes are still standing or whether any problems resulted from the Fibr-Plast. In 1996, the Canadian company ceased operations and disposed of its plant and equipment. Although we cannot verify our belief, based upon information obtained from Mr. Ford, we believe that the Canadian company abandoned any rights that it had in the technology and know-how relating to Fibr-Plast and never licensed or assigned any of those rights to others. If we are incorrect, purchasers of our shares can expect to lose their entire investment.

     An additional home similarly using Fibr-Plast was built in a rural area of Oklahoma in 1997. We have written to the owner of the home and requested that he advise us of his experience with Fibr-Plast. We have not received any response.

     We have not manufactured or sold any Fibr-Plast.

OPPORTUNITY

     Many landfills in the United States are becoming filled with materials that consist in significant part of plastics and fibrous materials. The filling of landfills has become a serious environmental, economic and political problem in the United States. We believe that much of the plastic and fibrous materials that otherwise would be deposited in landfills can be obtained at economically advantageous prices and recycled into Fibr-Plast.

PRODUCTS

     We believe that Fibr-Plast can be molded into a virtually unlimited number of shapes, sizes, strengths and densities. We believe that Fibr-Plast is termite and insect resistant, is rot proof, has a high insulation rating, is relatively sound deadening and can be made in different fire retardant ratings. In our limited experience, we have found that Fibr-Plast, unlike wood, will not split or splinter, twist or warp, has no knots, and every piece can be made virtually identical to each other.

     We expect that initially Fibr-Plast will be used for the following:

     - Roof tile -- We believe that the roof tile made of Fibr-Plast can be used for a variety of buildings, including homes and multipurpose outbuildings. Flame retardants will be added during the manufacturing process to comply to regulatory standards. We expect to produce several grades and styles of roof tile, distinguishable by the amount of flame retardant used and the level of finish and color needed to produce desired "curb appeal." Styles will include corrugated tiles, shakes, and barrel tiles. We believe that, based upon the current demand for roofing materials, roof tile will initially be our dominant product.

     - Stacking log profiles -- The logs can be manufactured and cut into a variety of lengths to accommodate the end user and project. The logs will be designed to stack on top of each other with notches cut at the ends to allow the system to interlock together. If desired, they can be further secured by nails, screws or glue. Subject to compliance with building codes, we believe that walls can be made up to ten feet in length and door and window headers can be made up to three feet in length without additional structural support.

     - Alternative lumber -- We intend to produce Fibr-Plast boards in various lengths up to ten feet. The boards will be able to be sawed, screwed, nailed, glued, routed, sanded, patched and painted.

     - Railroad ties -- The ties will initially be sized specifically for the railroad industry to be used as replacement ties for the conventional creosote treated, toxic ties currently being used. We believe that our railroad ties will have several advantages over the standard wood ties used today because they will be designed to be termite resistant, rot proof and fire resistant. We also believe that our railroad ties can obtain widespread usage in the landscape industry as an alternative for wood retaining walls and similar structures.

     - Landscape ties -- Landscape ties are widely used as decorative items in both residential and commercial applications. They are available through retail nursery and home improvement outlets.

We believe that Fibr-Plast can also be used for the manufacture of:

     - pallets for the shipping and storage industries

     - doweling for the pallet industry

     - dunnage boards for the lumber industry

     - sound barrier walls for the transportation industry

     - retaining walls for the construction industry

     - fencing and decking

     We anticipate that most potential purchasers of Fibr-Plast products will subject the products to strenuous testing before placing any meaningful orders with us. If the test results do not prove satisfactory, you can expect to lose your investment in our common stock. We cannot assure you that any potential customer of Fibr-Plast products will purchase any of the products after the conclusion of testing.

RAW MATERIALS

     Fibr-Plast will consist of fibrous materials and plastics. The relative amounts will be based on density and strength requirements of the finished product. We plan to manufacture Fibr-Plast from post consumer waste materials. No virgin materials will be used.

     We believe that virtually any form of plastic is suitable for the manufacture of Fibr-Plast, even contaminated plastics, such as plastic containers, that originally contained oil and detergents. We believe that because of the high temperatures utilized during the manufacturing process, we can use the containers without any special handling or decontamination. Furthermore, we believe that there is an abundance of these plastic containers, with relatively little demand. We also intend to use polystyrene, the material used in styrofoam cups and dishes, which is virtually nonbiodegradable.

     Fibrous materials act as the "glue" in holding the product together. The fibrous materials which we intend to use consist of the following:

     - newspapers

     - books

     - magazines

     - paper

     - telephone books

     - cardboard

     - carpet

     - nylon fluff (a byproduct of the tire recycling industry)

     - sludge from paper mills

     According to a 1995 EPA Waste Characterization Report, paper was the largest category in U.S. municipal solid waste systems, representing approximately 39 percent of waste generated before recycling and approximately 33 percent of waste disposed in landfills. According to Resource Recycling, over 12 million tons of scrap paper are generated each year by office workers in the U.S., or the equivalent of 135 sheets of paper per employee per day.

     We believe that the recyclable raw materials will be readily available to us through existing recycling programs. In addition, we intend to establish our own programs with major producers of waste in areas where our plants are to be located. It is likely, however, that as more uses are developed for recycled materials, prices will rise and availability will decrease. Those circumstances can be expected to adversely affect our business, financial condition and results of operations.

MANUFACTURING

     When the recycled raw materials arrive at a Fibr-Plast plant, they will be unloaded and separated, if necessary. They will then be loaded onto two separate conveyor belts by forklift. One belt will be used for fibrous materials and the other for plastics. The materials will be granulated and the plastics will also be shredded. After we confirm the quality of the processing, we will deposit the pieces into separate storage silos. When we are ready for production, we will deposit the pieces in production feed silos and weigh them with special volumetric devices to determine the ratio of fiber to plastic. The ratios will be adjusted for strength and density. The materials will then be dumped into a crammer feed auger. Optional ingredients can be added, such as fire retardants, colors and U/V agents to meet the requirements of the particular customer. The mixture will then be sent to a high speed blender which will mechanically mix and plasticize the mixture before sending it to the pre-heated inlet of the extruder. The extruder will then pump the material through a specially designed molding mechanism. The finished product will then be moved onto a slow moving cooling conveyor where the pliable end product will be cooled and stabilized or molded into the appropriate shape.

     We believe that a plant to manufacture Fibr-Plast can become operational within ninety days after we have acquired the necessary machinery and equipment. We have assumed that we will be able to obtain all permits required to open and operate the plant in a during that time. If that process requires more time than we anticipate, our proposed business will be adversely affected. Other than a specialized mixer-extruder, we believe that all machinery and equipment necessary to manufacture Fibr-Plast is and will continue to be readily available. The specialized mixer-extruder, which is the subject of our patent application, will be constructed to our specifications from readily available parts. We do not believe we will encounter any significant difficulty in obtaining the specialized mixer-extruder for the price we have allocated or during the time period which we have projected.

     Because we have never manufactured Fibr-Plast and the Canadian company only manufactured limited quantities of Fibr-Plast, we cannot assure you that Fibr-Plast can be produced in relatively large quantities on an economical basis or without significant quality control problems.

INTELLECTUAL PROPERTY

     We believe that the composition of Fibr-Plast and its general manufacturing process is not proprietary.

     Our employees have executed confidentiality and non-use agreements which provide that any rights they may acquire in patentable technologies belong to us. In addition, prior to entering into discussions with third parties regarding our technology, we generally require them to enter into a confidentiality agreement. We cannot assure you that these measures will provide adequate protection for our intellectual property.

     In December 1998 we filed a patent application entitled "Method and Apparatus for Extruding Shape Products from Recycled Plastic Materials." The claims in the application relate to a mixer-extruder of the type designed to mix, heat and extrude a mix of shredded plastic materials and shredded fibrous materials. The inventive features of the claims involve the method of operation whereby the mixer-extruder can produce the desired continuous beam. Our patent counsel has advised us that he cannot predict when the U.S. Patent and Trademark Office will consider our application. We do not know if we will receive a patent as a result of the application, or, if we do receive a patent, whether the claims allowed in the patent will provide adequate protection for us. We cannot assure you that a patent application has not been filed by another party previous to our filing which encompasses the same or similar claims. If we do not receive a patent which provides adequate protection for us, we may not be able to manufacture Fibr-Plast in our intended manner.

     In March 1999 we filed a trademark application with the U.S. Patent and Trademark Office for the trade name "Fibr-Plast." We have not yet received a response from that office.

MARKETING

     We intend to market Fibr-Plast through independent sales representatives. The representatives will receive commissions based upon the amount of sales made by them. We have not yet had discussions with any potential sales representatives and we cannot assure you that we can retain suitable sales representatives on commercially reasonable terms.

COMPETITION

     We expect to encounter intense competition in virtually all of our proposed products from both large and small producers. Competing companies will include producers of wood products as well as wood substitutes. Substantially all manufacturers of products that will compete with Fibr-Plast have substantially greater financial resources than we do. Because most of our proposed products will essentially be commodities, we expect intense price competition, particularly in periods of excess supply. Intense competitive pressures could have a material adverse effect on our proposed business.

     Limitations due to the number of vendors and others willing to deal with an entity of our small size and the terms on which we may be able to obtain raw materials could place us at a competitive disadvantage. In addition, companies with substantially larger expertise and resources than those available to us may develop or market new products that directly compete with Fibr-Plast.

     We expect to compete primarily with producers of timber. The supply of timber is significantly affected by land use management policies of the United States government, which in recent years has limited and is likely to continue to limit the amount of timber offered for sale by certain United States government agencies. Any change of government land use management policies that substantially increases sales of timber by United States government agencies could significantly reduce prices for logs, lumber, and other forest products. The demand for logs and manufactured wood products also has been, and in the future can be expected to be, subject to cyclical fluctuations. The demand for logs and manufactured wood products is primarily affected by the level of housing starts, repair and remodeling activity, industrial wood product use, competition from non-wood products, and the demand for pulp and paper products. These factors are subject to fluctuations due to changes in economic conditions, interest rates, population growth, weather conditions, competitive pressures, and other factors.

ENVIRONMENTAL REGULATION

     Our proposed manufacturing operations will be subject to federal, state and local environmental laws and regulations, including laws relating to water, air, solid waste and hazardous substances. If we fail to comply with these requirements, we may incur significant costs, civil and criminal penalties, and liabilities. We intend to maintain an environmental compliance program and periodically conduct internal environmental compliance reviews of our facilities.

     Environmental laws and regulations have changed substantially and rapidly and we anticipate there will be continuing changes in the future. The trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment, such as emissions of pollutants and the generation and disposal of wastes. Strict environmental restrictions and limitations can result in increased operating costs. Existing or future environmental laws and regulations, administrative proceedings or judicial actions may adversely affect us.

     Our proposed facilities may emit regulated substances that are subject to the requirements of the federal Clean Air Act, as amended, and comparable state statutes. In that case, we will be required to obtain federal operating permits under Title V of the 1990 Clean Air Act Amendments. Title V requires that major industrial sources of air pollution obtain federally enforceable permits which contain all of the applicable air quality restrictions for the facility.

     The federal Clean Water Act and comparable state statutes regulate discharges of process wastewater and requires National Pollutant Discharge Elimination System permits for discharges of industrial wastewater and storm water into regulated public waters.

     Compliance with air emissions and water discharge regulations may require us to spend material amounts of capital to maintain compliance.

     The handling and disposal of certain waste products are subject to federal and state laws, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, also known as "Superfund," and comparable state laws. The Comprehensive Environmental act imposes liability, without regard to fault or the legality of the original act, on certain classes of persons that contribute to a release or threatened release of a hazardous substance into the environment. These persons include all owners or operators of a site at which a release or threatened release occurs, as well as any person who disposed of, or arranged for disposal of, hazardous substances at the site.

     Our operations will be subject to the requirements of the federal Occupational Safety and Health Act and comparable state statutes relating to the health and safety of employees.

FACILITIES

     Our offices are located in Tulsa, Oklahoma where we lease approximately 2,000 square feet of office space on a month to month basis. We believe other office space is and will continue to be available on commercially reasonable terms.

EMPLOYEES

     On September 3, 1999, we had four full-time employees, inclusive of our three executive officers.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth the names, ages and positions of our executive officers and directors as of the date of this prospectus:

NAME                                AGE                      POSITIONS
----                                ---                      ---------
Thomas G. Watson..................  55    President, Treasurer and Director
Joseph Francella..................  46    Executive Vice President, Secretary and Director
Wayne H. Ford.....................  47    Vice President and Director

     Mr. Watson has been a director since April 1998. Mr. Francella became a director in April 1999. Except for a one month period, Mr. Ford has been a director since April 1998. Each of their terms expires at the next Annual Meeting of Stockholders. No family relationship exists between our directors or executive officers. Messrs. Watson and Ford and Thomas Johns may each be deemed to be a "promoter" of our company. Upon our receipt of the net proceeds of this offering, each person named in the table intends to devote substantially all of his working time to us.

     Thomas G. Watson has been our President since June 1999. Prior to that time and since April 1998, Mr. Watson was our Executive Vice President and Secretary. Mr. Watson has been our Treasurer since April 1998. Since 1990, Mr. Watson has been President and a Director of Neodyne Drilling Corp.

     Joseph Francella has been our Executive Vice President and Secretary since June 1999. Prior to that time since July 1998, Mr. Francella was our Vice President. Since February 1995, Mr. Francella has been a self-employed consultant to small businesses. From January 1997 through September 1998, Mr. Francella was the President of Jax International, Inc. and its subsidiaries, builders of low cost housing, which terminated their operations in 1998. The American Dream Corporation, a subsidiary of Jax, filed a voluntary petition of bankruptcy in December 1997. From February 1996 until August 1996, Mr. Francella was the Vice President of Historic Harder Hall, Inc., a company which unsuccessfully attempted to renovate a former hotel property into a health spa. From November 1995 through January 1997, Mr. Francella was the Vice President of Javier Marketing Group, Inc. and Javier Investment Group, Inc., both of which companies have ceased operations. From 1981 until February 1995, Mr. Francella was the leasing manager for Gem Auto Group, Inc.

     Wayne H. Ford has been our Vice President since June 1999. For approximately two months prior to that time, Mr. Ford was our Operations Manager. Prior to that time and since April 1998, Mr. Ford was our Vice President. From December 1994 to October 1997, Mr. Ford was the Vice
President -- Sales and Technology of Urban Resources Technologies and was the President of that company from November 1997 until April 1998 at which time it ceased operations. Urban Resources Technologies is the "Canadian company" which is referred to elsewhere in this prospectus.

EXECUTIVE COMPENSATION

     In April 1998, we entered into a two-year consulting contract with Messrs. Watson and Ford. The contracts each provide for annual compensation of $30,000 plus reasonable expenses. We entered into a similar contract with Mr. Francella in July 1998. In September 1999, the consulting contracts were terminated by the mutual consent of the parties and replaced by five year employment agreements, each of which provides for a salary of $52,000 per year and any increase and bonus that may be awarded by our Board of Directors. Each agreement also provides that we will pay for a leased automobile.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of September 3, 1999 with respect to any person who is known to us to be the beneficial owner of more than 5% of our common stock which is the only class of our outstanding voting securities and as to each class of the Company's equity securities beneficially owned by its directors and officers and directors as a group:

                                                                                APPROXIMATE
                                                          AMOUNT OF SHARES      PERCENT OF
             NAME OF BENEFICIAL OWNER(1)                BENEFICIALLY OWNED(2)    CLASS(2)
             ---------------------------                ---------------------   -----------
Thomas G. Watson.....................................         2,000,000             23%
Joseph Francella.....................................         2,000,000             23%
Wayne H. Ford........................................         2,000,000             23%
Timothy M. Johns.....................................         1,000,000             11%
Stephanie Solodovnikov...............................         1,000,000             11%
Officers and Directors as a Group(3 persons).........         6,000,000             70%

---------------

(1) All of the persons named in the table can receive correspondence c/o Fibr-Plast Corporation, 3225 S. Norwood, Suite 100, Tulsa, OK 74135.

(2) Unless otherwise noted below, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. We have considered a person to be the beneficial owner of securities that can be acquired by that person within 60 days from the date of this prospectus upon the exercise of warrants or options or the conversion of convertible securities. Each beneficial owner's percentage ownership is determined by assuming that any such warrants, options or convertible securities that are held by that person (but not those held by any other person) and which have been exercised or converted.

                              CERTAIN TRANSACTIONS

     - In April 1998, we issued 2,000,000 shares of common stock each to Thomas Johns and Messrs. Ford and Watson for a nominal consideration.

     - In April 1998, we entered into a two-year consulting contract with Mr. Johns which provided for annual compensation of $30,000 plus reasonable expenses.

     - In July 1998, we issued 2,000,000 shares of common stock to Mr. Francella for a nominal consideration.

     - In May 1998, we entered into a lease for office space and furniture with Messrs. Ford and Watson and Thomas Johns for $2,950 per month. The lease expires on May 1, 2000.

                          DESCRIPTION OF COMMON STOCK

     Our authorized capital stock consists of 25,000,000 shares of common stock, par value $.00002 per share. The following summary description of our common stock is qualified in its entirety by reference to our certificate of incorporation, as amended and our bylaws.

     The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts, if any, as our Board of Directors from time to time may determine. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

CONTROL-SHARE ACQUISITIONS

     The Oklahoma General Corporation Act provides that "control shares" of an "issuing public corporation" acquired in a "control-share acquisition" have the same voting rights as accorded the shares before the control-share acquisition only to the extent granted by resolution approved by stockholders. The resolution must be approved by a majority of the votes of the stockholders entitled to vote on the resolution, excluding all interested shares. Although we are not now an "Issuing public corporation," we may become one in future. The control-share acquisition provisions could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating offer which could result in an acquisition of "control shares."

TRANSFER AGENT

     The transfer agent for our common stock is Florida Atlantic Stock Transfer, Inc., 7130 Nob Hill Road, Tamarac, FL 33321 and its telephone number is 954-726-4954.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has not been any public market for our common stock. Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices, if any, of our common stock and could impair our future ability to raise capital through the sale of equity securities.

     Upon completion of this offering, there will be 14,047,910 shares of our common stock outstanding if 5,000,000 shares are sold and 10,047,910 shares outstanding if 1,000,000 shares are sold. All the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act other than shares which are held by or may be purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. All of the 3,047,910 shares held by persons who are not our affiliates are freely tradable without restriction or further registration under the Securities Act.

     In general, under Rule 144 an affiliate who owns shares that were acquired from us at least one year prior to the proposed sale is entitled to sell, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

     - 1% of the number of shares of common stock then outstanding or

     - the average weekly trading volume of the common stock on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Any shares purchased by our affiliates in this offering and subsequently publicly sold by those affiliates will not be subject to the one year holding period. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

                              PLAN OF DISTRIBUTION

     We are offering the shares on a best efforts minimum/maximum basis. Unless
we receive paid subscriptions for at least 1,000,000 shares by *          *,
1999, no shares will be sold and all proceeds will be returned to subscribers, without interest. Until we either receive paid subscriptions for a minimum of 1,000,000 shares or the subscription proceeds are returned to subscribers, the proceeds will be held in an escrow account at Bank of Oklahoma, City Plaza, 5300
E. 31 Street, Tulsa, Oklahoma 74192.

     We are making the offering through our officers and directors who will not be compensated for offering the shares. We will, however, reimburse them for all expenses incurred by them in connection with the offering. The shares may also be offered by participating broker-dealers which are members of the National Association of Securities Dealers, Inc. We may, in our discretion, pay commissions of up to 10% of the offering price to participating broker-dealers and others who are instrumental in the sale of shares. We do not know the identity of any of those persons.

     Prior to this offering, there has been no market for our common stock. Accordingly, the public offering price for the common stock was determined solely by us. Among the factors we considered in determining the public offering price were our record of operations, our current financial condition, our future prospects, the background of our management, and the general condition of the equity securities market.

                           PROPOSED RESCISSION OFFER

     From November 1998 to April 1999, we received approximately $262,000 from the sale of 1,047,910 shares of our common stock at $.25 per share. We believe that the sale of those shares may not have complied with applicable securities laws. Under those laws, purchasers are entitled to compel us to rescind the purchase and pay interest. The period of time during which the purchasers have that right vary from state to state, but extends for a period of several years. We intend to make a rescission offer to the purchasers of the 1,047,910 shares. The offer will include the refund of the purchase price plus interest. See "Use of Proceeds."

     Companies that fail to comply with applicable securities laws can incur civil, administrative and criminal liabilities. The rescission offer will not preclude regulatory agencies from bringing legal and administrative actions against us. Any actions brought against us could severely limit our ability to obtain financing and could otherwise have a material adverse effect on our business, results of operations and financial condition.

                               LEGAL PROCEEDINGS

     There are no pending or threatened legal proceedings to which we are a party or of which any of our property is the subject or, to our knowledge, any proceedings contemplated by governmental authorities.

                                INDEMNIFICATION

     We have agreed to indemnify our executive officers and directors to the fullest extent permitted by Section 1031 of the Oklahoma General Corporation Act. The Act permits us to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by us or in our right) by reason of the fact that the person is or was an officer or director or is or was serving at our request as a an officer or director. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. We may indemnify officers and directors in an action by us or in our right under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to us. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, we must indemnify him against the expenses which he actually and reasonably incurred. The indemnification provisions of the Oklahoma General Corporation Act are not exclusive of any other rights to which an officer or director may be entitled under our bylaws, by agreement, vote, or otherwise.

     Insofar as indemnification arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered by this prospectus have been passed upon for us by Martin & Associates, P.C. to the extent set forth in that firm's opinion filed as an exhibit to the registration statement.

                                    EXPERTS

     Our financial statements as of June 30, 1999 and for the period from April 2, 1998 to June 30, 1999 have been included in this prospectus in reliance upon the report of Tullius Taylor Sartain & Sartain LLP, independent certified public accountants, appearing elsewhere in this prospectus, and upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     We have filed a registration statement on Form SB-2 with the SEC with respect to the shares of common stock to be sold in this offering. This prospectus, which forms a part of that registration statement, does not contain all of the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC's public reference room in Washington, D.C., and at the SEC's regional offices in Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. The registration statement can also be reviewed by accessing the SEC's Web site at http://www.sec.gov.

     As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will file periodic reports and other information with the SEC.

     We intend to furnish our stockholders with annual reports containing audited financial statements and with quarterly reports for the first three quarters of each year containing unaudited interim financial information.

                         INDEX TO FINANCIAL STATEMENTS

                                                               PAGE
                                                               ----
Independent Auditors' Report................................   F-2
Balance Sheet...............................................   F-3
Statement of Operations.....................................   F-4
Statement of Cash Flows.....................................   F-5
Statement of Stockholders' Equity...........................   F-6
Notes to Financial Statements...............................   F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Fibr-Plast Corporation

     We have audited the accompanying balance sheet of Fibr-Plast Corporation, a Development Stage Company, as of June 30, 1999, and the related statements of operations, cash flows, and stockholders' equity for the year then ended, and the statements of operations and stockholders' equity for the initial period from inception, April 2, 1998, to June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fibr-Plast Corporation as of June 30, 1999, and the results of its operations and its cash flows for the year then ended and the initial period ended June 30, 1998, in conformity with generally accepted accounting principles.

/s/ Tullius Taylor Sartain & Sartain LLP

Tulsa, Oklahoma
July 23, 1999

                             FIBR-PLAST CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEET
                                 JUNE 30, 1999

                                     ASSETS

CURRENT ASSETS
  Cash......................................................  $  14,424
  Accounts receivable -- related parties....................     71,520
  Deferred offering expenses................................     13,000
                                                              ---------
          Total current assets..............................     98,944
PROPERTY AND EQUIPMENT
  Property and equipment....................................      9,918
OTHER ASSETS
  Fibr-Plast patent, at cost................................      6,172
                                                              ---------
          Total Assets......................................  $ 115,034
                                                              =========

                 LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Accounts payable..........................................  $   2,308
  Accrued liabilities -- related parties....................    100,000
  Notes payable -- related party............................      7,408
                                                              ---------
          Total current liabilities.........................    109,716
STOCKHOLDERS' EQUITY
  Common stock -- par value $.00002; 25,000,000 shares
     authorized; 9,047,910 issued and outstanding...........        181
  Additional paid-in capital................................    261,917
  Deficit accumulated during the development stage..........   (256,780)
                                                              ---------
          Total stockholders' equity........................      5,318
                                                              ---------
          Total liabilities and stockholders' equity........  $ 115,034
                                                              =========

                       See notes to financial statements.

                             FIBR-PLAST CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF OPERATIONS
        FOR THE PERIOD FROM INCEPTION (APRIL 2, 1998) TO JUNE 30, 1998,
         YEAR ENDED JUNE 30, 1999, AND FROM INCEPTION TO JUNE 30, 1999

                                                          INCEPTION TO                INCEPTION TO
                                                          JUNE 30, 1998     1999      JUNE 30, 1999
                                                          -------------   ---------   -------------
REVENUE.................................................   $       --     $      --     $      --
EXPENSES
  General and administrative expenses...................       15,900       240,880       256,780
                                                           ----------     ---------     ---------
Net loss................................................   $  (15,900)    $(240,880)    $(256,780)
                                                           ==========     =========     =========
Weighted average shares outstanding.....................    6,000,000     8,232,057     8,221,006
                                                           ==========     =========     =========
Net loss per share......................................   $       --     $    (.03)    $    (.03)
                                                           ==========     =========     =========

                       See notes to financial statements.

                             FIBR-PLAST CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF CASH FLOWS
                            YEAR ENDED JUNE 30, 1999

CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..................................................   $(256,780)
  Increase in accounts receivable...........................     (71,520)
  Increase in accrued liabilities...........................     100,000
  Increase in accounts payable..............................       2,308
                                                               ---------
  Net cash used in operating activities.....................    (225,992)
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment........................      (9,918)
  Fibr-Plast patent cost....................................      (6,172)
                                                               ---------
Net cash used in investing activities.......................     (16,090)
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from sales of common stock.......................     262,098
  Deferred offering expense.................................     (13,000)
  Proceeds from notes payable...............................       7,408
                                                               ---------
Net cash provided by financing activities...................     256,506
                                                               ---------
Increase in cash............................................      14,424
Cash, beginning of period...................................          --
                                                               ---------
Cash, end of period.........................................   $  14,424
                                                               =========

                             FIBR-PLAST CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                       STATEMENT OF STOCKHOLDERS' EQUITY
         FOR THE PERIOD FROM INCEPTION (APRIL 2, 1998) TO JUNE 30, 1999

                                                                              DEFICIT
                                                                            ACCUMULATED
                                                               ADDITIONAL   DURING THE
                                 COMMON STOCK   COMMON STOCK    PAID-IN     DEVELOPMENT
                                    SHARES         AMOUNT       CAPITAL        STAGE        TOTAL
                                 ------------   ------------   ----------   -----------   ---------
Issuance of shares to
founders.......................   6,000,000         $120        $     --     $      --    $     120
Net loss.......................          --           --              --       (15,900)     (15,900)
                                  ---------         ----        --------     ---------    ---------
BALANCE JUNE 30, 1998..........   6,000,000          120              --       (15,900)     (15,780)
Issuance of shares to
  affiliate....................   2,000,000           40              --            --           40
Sales of shares ($.25 per
  share).......................   1,047,910           21         261,917            --      261,938
Net loss.......................          --           --              --      (240,880)    (240,880)
                                  ---------         ----        --------     ---------    ---------
BALANCE JUNE 30, 1999..........   9,047,910         $181        $261,917     $(256,780)   $   5,318
                                  =========         ====        ========     =========    =========

                             FIBR-PLAST CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
                                 JUNE 30, 1999

NOTE 1 -- DESCRIPTION OF THE BUSINESS

     Fibr-Plast Corporation (the "Company") is a development stage company formed to take advantage of an existing technology process and product called "Fibr-Plast." The Fibr-Plast technology uses 100% recycled, solid waste, post consumer materials to produce an alternative wood product. It can be molded into an unlimited number of shapes and sizes, strengths and densities. The market for alternative wood products is worldwide.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Development Stage Operations

     The Company was incorporated on April 2, 1998 under the laws of the state of Oklahoma. Since inception, the Company's primary focus has been raising capital for construction of a plant. There were no cash flows during the initial period from inception (April 2, 1998) to June 30, 1998.

  Management estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and cash equivalents

     The Company considers highly liquid investments with maturities of three months or less to be cash equivalents.

  Property and equipment

     Property and equipment is recorded at cost and consists of furniture and fixtures, office and other equipment. Property and equipment is depreciated on the straight-line method over estimated useful lives. Depreciation expense and accumulated depreciation in the accompanying financial statements are not material.

  New accounting standards

     The Company adopted SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" during the period ended June 30, 1999. The Company has no comprehensive income items. Therefore, net loss equals comprehensive income. The Company operates in only one business segment. The Company will adopt SFAS No. 133, "Accounting for Derivative Investments and Hedging Activities" during fiscal 2001. Currently, the Company does not engage in hedging activities or transactions involving derivatives.

NOTE 3 -- RELATED PARTIES

     In April and July 1998, the Company issued 8,000,000 shares of its $.00002 par value common stock to its founders and an affiliate at par value.

     In April 1998, the Company entered into two-year consulting contracts with two of its officers, and entered into a similar contract with another officer in July 1998, each for $30,000 annually. No consulting

                             FIBR-PLAST CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

compensation or salaries were paid through June 30, 1999. The amounts provided for in these contracts, $10,000 in the initial period ended June 30, 1998 and $90,000 in the year ended June 30, 1999, have been accrued as general and administrative expenses. In August 1999, the officers contributed the accrued compensation to the Company's capital. However, the officers were paid advances during the period, which are repayable by June 30, 2000. In addition, the Company paid certain personal expenses of employees aggregating $5,722.

     The Company contracted to rent office space and furniture from a related party for $2,950 per month through April 2000. Total rent since inception is $41,300.

NOTE 4 -- INCOME TAXES

     The Company's tax loss carryforward of approximately $257,000 will expire in 2014. A valuation allowance fully offsets the tax benefit of the carryforward.

NOTE 5 -- CONTINGENCIES

     From November 1998 to April 1999, the Company sold 1,047,910 shares of its common stock at $.25 per share, aggregating $261,938. The sale of these shares may not have complied with applicable securities laws. The purchasers may be able to compel the Company to rescind the purchases and pay interest. Management intends to make a rescission offer.

------------------------------------------------------
------------------------------------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FIBR-PLAST, INC. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FIBR-PLAST, INC. SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                            ------------------------

                               TABLE OF CONTENTS

Prospectus Summary....................    3
Risk Factors..........................    5
Forward-Looking Statements............   11
Use of Proceeds.......................   11
Dividend Policy.......................   12
Dilution..............................   12
Management's Plan of Operation........   12
Proposed Business.....................   13
Management............................   18
Security Ownership of Certain
  Beneficial Owners and Management....   19
Certain Transactions..................   19
Description of Common Stock...........   19
Shares Eligible for Future Sale.......   20
Plan of Distribution..................   21
Proposed Rescission Offer.............   21
Legal Proceedings.....................   21
Indemnification.......................   21
Legal Matters.........................   22
Experts...............................   22
Additional Information................   22

     UNTIL                     , 2000 (90 DAYS AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                5,000,000 SHARES

                             FIBR-PLAST CORPORATION
                                  COMMON STOCK
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                                            , 1999

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses to be paid by the Registrant in connection with this offering are as follows. All amounts other than the SEC registration fee are estimates.

SEC registration fee........................................   $  2,780
Printing and engraving......................................   $ 30,000
Legal fees and expenses.....................................   $100,000
Accounting and auditing fees and expenses...................   $  8,300
Blue sky fees and expenses..................................   $  5,000
Transfer agent fees.........................................   $  3,500
Travel Expenses.............................................   $ 25,000
Miscellaneous...............................................   $ 25,420
                                                               --------
          Total.............................................   $200,000
                                                               ========

ITEM 25. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant had agreed to indemnify its executive officers and directors the fullest extent permitted by Section 1031 of the Oklahoma General Corporation Act. That Act permits the Registrant to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by the Registrant or in its right) by reason of the fact that the person is or was an officer or director or is or was serving our request as a an officer or director. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Registrant may indemnify officers and directors in an action by the Registrant or in its right under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the Registrant. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the Registrant must indemnify him against the expenses which he actually and reasonably incurred. The foregoing indemnification provisions are not exclusive of any other rights to which an officer or director may be entitled under a our bylaws, by agreement, vote, or otherwise.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     (a) (1) In April 1998, the Registrant sold an aggregate of 6,000,000 shares of common stock to Wayne H. Ford, Thomas C. Johns and Thomas G. Watson.

          (2) In July 1998, the Registrant sold 2,000,000 shares of common stock to Joseph Francella.

          (3) From November 1998 to April 1999, the Registrant sold an aggregate of 1,047,910 shares of common stock to investors.

     (b) There were no principal underwriters.

     (c) The aggregate consideration for the securities referred to in subparagraphs (a)(1) and (2) was $80. The aggregate consideration for the securities referred to in subparagraph (a)(3) was $261,977.50.

     (d) The Registrant claimed exemption from the registration provisions of the Securities Act of 1933 with respect to the securities referred to in subparagraphs (a)(1) and (2) pursuant to Section 4(2) thereof inasmuch as no public offering was involved. The Registration claimed exemption from the registration provisions of the Securities Act of 1933 with respect to the securities referred to in subparagraph (a)(3) pursuant to Section 3(b) of the Act and Rule 504 thereunder as then in effect.

ITEM 27. EXHIBITS

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          3.01           -- Certificate of Incorporation, as amended.
          3.03           -- Bylaws.
          4.01           -- Form of Specimen Stock Certificate for the Registrant's
                            Common Stock.*
          5.01           -- Opinion of Martin & Associates, P.C. regarding legality of securities being registered.
         10.01           -- Consulting Agreement of April 3, 1998 between the
                            Registrant and Wayne H. Ford.
         10.02           -- Consulting Agreement of April 3, 1998 between the
                            Registrant and Thomas C. Johns.
         10.03           -- Consulting Agreement of April 3, 1998 between the
                            Registrant and Thomas G. Watson.
         10.04           -- Consulting Agreement of July 3, 1998 between the
                            Registrant and Joseph Francella.
         10.05           -- Employment Agreement of September 1, 1999 between the
                            Registrant and Wayne H. Ford.
         10.06           -- Employment Agreement of September 1, 1999 between the
                            Registrant and Thomas G. Watson.
         10.07           -- Employment Agreement of September 1, 1999 between the
                            Registrant and Joseph Francella.
         10.08           -- Lease Agreement of May 1, 1998 between the Registrant and
                            Neodyne Drilling Corporation.
         10.09           -- Escrow Agreement between the Registrant and Bank of
                            Oklahoma.*
         23.01           -- Consent of Martin & Associates, P.C. (included in Exhibit
                            5.01).
         23.02           -- Consent of Tullius Taylor Sartain & Sartain LLP.
         27.01           -- Financial Data Schedule (EDGAR Version Only).

---------------

* To be filed by amendment

ITEM 28. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 25 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned, in the City of Tulsa, State of Oklahoma, on the 26th day of October, 1999.

                                            FIBR-PLAST CORPORATION

                                                  /s/ THOMAS G. WATSON
                                            ------------------------------------
                                            By: Thomas G. Watson, President

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                    SIGNATURES                                      TITLE                       DATE
                    ----------                                      -----                       ----

               /s/ THOMAS G. WATSON                    Chief Executive Officer, Chief     October 26, 1999
---------------------------------------------------      Financial and Accounting
                 Thomas G. Watson                        Officer and Director

               /s/ JOSEPH FRANCELLA                    Director                           October 26, 1999
---------------------------------------------------
                 Joseph Francella

                 /s/ WAYNE H. FORD                     Director                           October 26, 1999
---------------------------------------------------
                   Wayne H. Ford

                                 EXHIBIT INDEX

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          3.01           -- Certificate of Incorporation, as amended.
          3.03           -- Bylaws.
          4.01           -- Form of Specimen Stock Certificate for the Registrant's
                            Common Stock.*
          5.01           -- Opinion of Martin & Associates, P.C. regarding legality of securities being registered.
         10.01           -- Consulting Agreement of April 3, 1998 between the
                            Registrant and Wayne H. Ford.
         10.02           -- Consulting Agreement of April 3, 1998 between the
                            Registrant and Thomas C. Johns.
         10.03           -- Consulting Agreement of April 3, 1998 between the
                            Registrant and Thomas G. Watson.
         10.04           -- Consulting Agreement of July 3, 1998 between the
                            Registrant and Joseph Francella.
         10.05           -- Employment Agreement of September 1, 1999 between the
                            Registrant and Wayne H. Ford.
         10.06           -- Employment Agreement of September 1, 1999 between the
                            Registrant and Thomas G. Watson.
         10.07           -- Employment Agreement of September 1, 1999 between the
                            Registrant and Joseph Francella.
         10.08           -- Lease Agreement of May 1, 1998 between the Registrant and
                            Neodyne Drilling Corporation.
         10.09           -- Escrow Agreement between the Registrant and Bank of
                            Oklahoma.*
         23.01           -- Consent of Martin & Associates, P.C. (included in Exhibit
                            5.01).
         23.02           -- Consent of Tullius Taylor Sartain & Sartain LLP.
         27.01           -- Financial Data Schedule (EDGAR Version Only).

---------------

* To be filed by amendment